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Exhibit 99.1

For Immediate Release	Contact: Richard Wiley Samsonite Corporation Phone (303) 373-6373

Samsonite Corporation: Recapitalization Transaction Update

        DENVER, October 4, 2002—SAMSONITE CORPORATION (OTC Bulletin Board: SAMC) today announced that Artemis S.A., which currently owns approximately 30% of the Company's outstanding common stock, has withdrawn its proposal to participate in a deleveraging or recapitalization transaction involving the Company. As previously announced, Artemis submitted a proposal jointly with Ares Management, L.P., a holder of the Company's preferred stock, and the Company entered into an agreement with Artemis and Ares pursuant to which, among other things, the Company agreed to negotiate exclusively with them for a specified period which has expired.

        The Company emphasized that the decision by Artemis to withdraw its proposal was not the result of any business, accounting or legal due diligence issues regarding the Company, but rather the failure to reach an agreement with the Company on the terms of a transaction.

        The Company is continuing to pursue a deleveraging or recapitalization transaction with Ares and continues to explore its other alternatives. No assurance can be given, however, as to timing or likelihood of entering into definitive agreements or completing any possible transaction.

        Samsonite is one of the world's largest manufacturers and distributors of luggage and markets luggage, casual bags, backpacks, business cases and travel-related products under brands such as SAMSONITE®, AMERICAN TOURISTER®, LARK®, HEDGREN® and SAMSONITE® black label.

        Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. They can often be recognized by words such as "proposed," "may," "will," "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions. Forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors that may cause actual and future performance or achievements of the Company to be materially different from any future estimated results, performance or achievements express or implied by such forward-looking statements. These factors include, among others, the impact of the September 11 events on economic, political and public safety conditions that impact consumer confidence and spending and the possibility of additional terrorist attacks or related events; general economic and business conditions, including foreign currency exchange rate fluctuations; industry capacity; changes in consumer preferences; demographic changes; competition; changes in methods of distribution and technology; changes in political, social and economic conditions and local regulations; general levels of economic growth in emerging market countries; the loss of significant customers; completion of new product developments within anticipated time frames; changes in interest rates; and other factors that are beyond our control. More information on the risks, uncertainties and other factors affecting Samsonite Corporation may be obtained from the Company's filings with the United States Securities and Exchange Commission. Forward-looking statements are believed to be accurate as of the date of this release, and the Company undertakes no obligation to update or revise said statements as a result of future events.

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  Exhibit 99.1